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                                                               Exhibit 99(a)(2)


BANKERS TRUST CORPORATION     THE CHASE MANHATTAN BANK    NATIONSBRIDGE, L.L.C.
130 LIBERTY STREET            270 PARK AVENUE             100 NORTH TRYON STREET
NEW YORK, NEW YORK 10006      NEW YORK, NEW YORK 10017    CHARLOTTE, NC  28255



                                                                   June 28, 1999



BFH Merger Corp.
c/o Thomas H. Lee Company
75 State Street, Suite 2600
Boston, MA  02109
c/o Evercore Advisors Inc.
65 East 55th Street, 33rd Floor
New York, New York  10022

                      Re: Big Flower Acquisition Financing
                          --------------------------------


Ladies and Gentlemen:

                  We understand that Thomas H. Lee Company ("THL"), Evercore Partners Inc. ("ECP") and certain other equity investors reasonably satisfactory to us (collectively, the "Equity Investors") intend to consummate a recapitalization (the "Recapitalization") of Big Flower Holdings, Inc. (the "Acquired Business"), through the merger of BFH Merger Corp. ("Newco"), a corporation formed by the Equity Investors, with and into the Acquired Business. We further understand that the funding requirements for the Recapitalization (including the refinancing of certain outstanding indebtedness and the repurchase of outstanding preferred stock and related fees and expenses) will be approximately $1,338 million (approximately $1,199 million if the 6% Convertible Quarterly Income Preferred Securities (the "QUIPS") remain outstanding) and such amount, together with ongoing working capital needs, will be provided solely from (i) term loan facilities of Big Flower Press Holdings, Inc., a wholly owned subsidiary of the Acquired Business ("Big Flower Press"), (collectively, the "Term Loan Facility") and a revolving credit facility of Big Flower Press (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Bank Financing") in an aggregate amount of up to $470 million (of which approximately $340 million ($201 million if the QUIPS remain outstanding) is expected to be drawn on the closing date (the "Closing Date") of the Recapitalization), (ii) an approximately $390 million equity investment (which may be in the form of more than one class of


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                                      -2-


capital stock) in the Acquired Business (up to $105 million of which may be in the form of rollover equity), approximately up to $60 million which will be from the issuance by Holdings to THL of a security, instrument or arrangement, the structure of which is still to be determined (the "Investment Instrument") (the "Equity Financing"), (iii) approximately $85 million from a new or existing accounts receivable facility of Big Flower Press and/or its subsidiaries (the "A/R Facility"), (iv) approximately $123 million from the issuance of pay-in-kind preferred stock and warrants to purchase common stock of the Acquired Business to its existing shareholders (collectively, the "Preferred Stock and Warrant Issuance") and (v) the issuance and sale of Debt Securities (as defined below). We understand that the dollar amounts set forth above are subject to adjustment as provided in Section 2.03 of the Recapitalization Agreement (as defined below). The Recapitalization, the Bank Financing, the Equity Financing, the A/R Facility, the Preferred Stock Issuance, the bridge loan contemplated by this letter and the issuance and sale of the Debt Securities are herein collectively referred to as the "Transaction".

                  In connection with the Transaction, you have engaged Deutsche Bank Securities Inc. ("DBSI"), Chase Securities Inc. ("CSI"), and Banc of America Securities LLC ("Banc of America" and, collectively with DBSI and CSI, the "Investment Banks") to sell or place senior debt securities of the Acquired Business (the "Debt Securities").

                  You have requested that Bankers Trust Corporation ("BTCO"), The Chase Manhattan Bank ("Chase"), and NationsBridge, L.L.C. ("Nations") (collectively, the "Lenders") commit to provide to the Acquired Business funds in the amount of $170 million, $150 million and $80 million, respectively, of a total commitment of up to $400 million in the form of a senior bridge loan to be made available as described in Section 1 hereof (the "Bridge Loan").

                  Accordingly, subject to the terms and conditions set forth or incorporated in this letter, the Lenders agrees with you as follows:

                  Section 1. BRIDGE LOAN. BTCO, Chase, and Nations hereby commit, subject to the terms and conditions hereof and in the Summary Term Sheet attached hereto as Exhibit A (the "Term Sheet"), severally and not jointly, to provide to the Acquired Business $170 million, $150 million, and $80 million, respectively, of a senior bridge loan on the Closing Date in the aggregate principal amount of up to $400 million. If the Bridge Loan is less than $400 million, the commitments of the Lenders shall be reduced pro rata based upon their respective initial


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                                      -3-


commitment amounts. The proceeds of the Bridge Loan shall be used solely to finance the Recapitalization and to pay fees and expenses incurred in connection therewith. The principal terms of the Bridge Loan are summarized in the Term Sheet.

                  Unless the Lenders' commitment hereunder shall have been terminated pursuant to Section 7, the Lenders shall have the exclusive right to provide the Bridge Loan or other bridge or interim financing required in connection with the Transaction.

                  You hereby represent and covenant that based on your review and analysis, to the best of your knowledge, (a) all information other than Projections (as defined below) which has been or is hereafter made available to the Lenders by you or your representatives, advisors or affiliates in connection with the transactions contemplated hereby (the "Information") has been reviewed and analyzed by you in connection with the performance of your own due diligence and is, or in the case of Information made available after the date hereof will be, correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact known to you and necessary to make the statements contained therein, in the light of the circumstances under which such statements were or are made, not misleading and
(b) all financial projections concerning the Acquired Business that have been or are hereafter made available to the Lenders by you or your representatives, advisors or affiliates in connection with the transactions contemplated hereby (the "Projections") have been or, in the case of Projections made available after the date hereof, will be prepared in good faith based upon reasonable assumptions (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control and that no assurance can be given that such Projections will be realized). You agree to supplement the Information and the Projections from time to time as the Lenders may reasonably request until the termination of the Lenders' commitment hereunder so that the representation and warranty made in the preceding sentence is correct as of such date. In arranging and syndicating the Bridge Loan, the Lenders will be using and relying on the Information and the Projections. The representations and covenants contained in this paragraph shall remain effective until a definitive financing agreement is executed and thereafter the disclosure representations contained herein shall be terminated and of no further force and effect.

                  Section 2. FINANCING DOCUMENTATION. The making of the Bridge Loan will be governed by definitive loan and related agreements and documentation (collectively, the "Financing Documentation") in form and substance reasonably satisfactory to the Lenders and to you. The Financing Documentation shall be prepared by Cahill Gordon & Reindel, special counsel to the


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                                      -4-


Lender. The Financing Documentation shall contain such covenants, terms and conditions as are consistent with this letter and the Term Sheet and such other covenants, terms, conditions, representations, warranties, events of default and remedies provisions as shall be satisfactory to the Lenders and you.

                  Section 3. CONDITIONS. The obligations of the Lenders under
Section 1 of this letter to provide the Bridge Loan is subject to fulfillment of the following conditions:

                  (a) RECAPITALIZATION AGREEMENT. The Equity Investors and the Acquired Business shall have entered into an agreement relating to the Recapitalization (the "Recapitalization Agreement") on terms and in form and substance reasonably satisfactory to the Lenders, it being understood that the Recapitalization Agreement executed as of the date hereof is satisfactory. The Recapitalization Agreement shall not have been amended without the Lenders' consent, which consent shall not be unreasonably withheld. All conditions precedent to the Recapitalization contained in the Recapitalization Agreement shall have been performed or complied with substantially on the terms set forth therein and not waived without the Lenders' consent, which consent shall not be unreasonably withheld and simultaneously with the making of any Bridge Loan, the Recapitalization shall have been consummated.

                  (b) FINANCING DOCUMENTATION. The Acquired Business and the Lenders shall have entered into the Financing Documentation relating to the Bridge Loan and the transactions contemplated thereby on terms and in form and substance reasonably satisfactory to the Lenders and the Acquired Business.

                  (c) BANK FINANCING. The Acquired Business and/or its subsidiaries shall have entered into definitive documentation on terms and in form and substance reasonably satisfactory to the Lenders with respect to the Bank Financing (collectively with all documents and instruments related thereto or delivered in connection therewith, the "Bank Documents") with a commercial lender or lenders or a syndicate of commercial lenders, it being understood that the terms set forth in the commitment letter executed as of the date hereof with respect to the Bank Financing is satisfactory. The Bank Documents shall be in full force and effect and the parties thereto shall be in compliance with all material agreements thereunder, with such exceptions that would not have a material effect on the business, property, assets, nature of assets, liabilities, condition (financial or otherwise), results of operation or prospects of the Acquired Business.

                  (d) EQUITY FINANCING. On or prior to the Closing Date, the Acquired Business shall have received an equity investment of not less than $390 million, which shall be provided by the Equity Investors (up to $105 million of which may be in the form of rollover equity) including the Investment Instrument. The terms and conditions of the Equity Financing shall be reasonably satisfactory to the Lenders.

                  (e) A/R FACILITY. Big Flower Press and/or its subsidiaries shall have entered into definitive documentation on terms and in form and substance reasonably satisfactory to the Lenders with respect to the A/R Facility or the existing A/R Facility shall remain in place, it being understood that the existing A/R Facility is satisfactory. Such documentation shall be in full force and effect.

                  (f) PREFERRED STOCK AND WARRANT ISSUANCE. The Acquired Business shall have consummated the Preferred Stock and Warrant Issuance on terms and in form and substance reasonably satisfactory to the Lenders.

                  (g) NO ADVERSE CHANGE OR DEVELOPMENT, ETC. (i) Nothing shall have occurred since December 31, 1998 (and the Lenders shall have become aware of no facts or conditions not previously known to the Lenders) which the Lenders shall reasonably determine could have a material adverse effect on the rights or remedies of the Lenders, or on the ability of the Acquired Business to perform its obligations to the Lenders or which could have a materially adverse effect on the business, property, assets, nature of assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Acquired Business after giving effect to the Transaction; (ii) trading in securities generally on the New York or American Stock Exchange shall not have been suspended; minimum or maximum prices shall not have been established on any such exchange; (iii) a banking moratorium shall not have been declared by New York or United States authorities; and
         (iv) there shall not have been (A) an outbreak or escalation of hostilities between the United States and any foreign power, or (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency, or (C) any material change in the general financial markets of the United States which, in each case, in the reasonable judgment of the respective Lender would materially and adversely affect the ability to sell or place the Debt Securities.
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                                      -6-


                  (h) CAPITAL STRUCTURE. The pro forma consolidated capital structure of the Acquired Business and its subsidiaries after giving effect to the Transaction, shall be consistent with the capital structure contemplated herein, and other than the Bridge Loan, the Bank Financing, the A/R Facility and other indebtedness reasonably satisfactory to the Lenders (including approximately $600 million of existing senior subordinated notes of Big Flower Press), the Acquired Business and its subsidiaries, after giving effect to, and upon consummation of, the Transaction, shall have no outstanding indebtedness for money borrowed.

                  (i) OPINIONS. As of the Closing Date, the Lenders shall have received a legal and other opinions (including with respect to solvency) from persons, and covering matters, reasonably acceptable to the Lenders.

                  (j) TAKE-OUT BANKS. You shall have engaged the Investment Banks (the "Take-Out Banks") to publicly offer or privately place the Debt Securities, the proceeds of which will be used either to fund the Recapitalization or to prepay in whole or in part the Bridge Loan. You and the Acquired Business shall have prepared an offering memorandum relating to the issuance of the Debt Securities (which offering memorandum shall contain audited, unaudited and pro forma financial statements meeting the requirements of Regulation S-X under the Securities Act of 1933, as amended (the "Securities Act"), of the Acquired Business for the periods required of a registrant on Form S-1) and the Take-Out Banks shall have been afforded the opportunity to market and shall have marketed such Debt Securities pursuant to such offering memorandum for such a period as is customary to complete the sale of securities such as the Debt Securities. You and the Acquired Business shall have used your reasonable best efforts to assist the Take-Out Banks in marketing the Debt Securities, including, without limitation, having prepared the offering memorandum relating thereto, having made senior management of the Acquired Business and other representatives of you and the Acquired Business available (at mutually agreeable times) to participate in meetings with prospective investors and having provided such information and assistance as the Take-Out Banks shall have reasonably requested during the course of such marketing process.

                  Section 4. SECURITIES DEMAND. You agree to comply with the provisions in the Fee Letter from the Lenders to you dated the date hereof (the "Fee Letter").

                  Section 5. INDEMNIFICATION AND CONTRIBUTION. You agree to indemnify the Lenders and each of their respective affiliates and each person in control of the Lenders and each of their respective affiliates and the respective officers, directors, employees, agents and representatives of the Lenders and their respective affiliates and control persons, as provided in the Indemnity Letter dated the date hereof (the "Indemnity Letter") and attached hereto.

                  Section 6. EXPENSES. In addition to any fees that may be payable to the Lenders hereunder, if this letter agreement is terminated, the Bridge Loan is made available or the Financing Documentation is executed and delivered, you hereby agree to reimburse the Lenders for all reasonable fees and disbursements of legal counsel, including but not limited to the reasonable fees and disbursements of Cahill Gordon & Reindel, the Lenders' special counsel, and all of the Lenders' travel and other reasonable out-of-pocket expenses incurred in connection with the Transaction (other than the sale of the Debt Securities, the fees and expenses in connection with which will be payable as is customary in such transactions) or otherwise arising out of the Lenders' commitment hereunder; PROVIDED, HOWEVER, that if the Transaction is not consummated you will have no obligation pursuant to this Section 6 unless you or any of your affiliates (including, without limitation, THL or ECP) receives any termination or similar fee or any expense reimbursement pursuant to the Recapitalization Agreement or otherwise but only to the extent of the Lenders pro rata share of the aggregate amount of such expense reimbursements received by you and your affiliates (based upon the relative expenses of the co-agents under the Bank Financing, you and your affiliates and the Investment Banks).

                  Section 7. TERMINATION. The Lenders' commitment hereunder to provide the Bridge Loan shall terminate, unless expressly agreed to by the Lenders in their sole discretion to be extended to another date, on the earlier of (A) December 31, 1999 if no portion of the Bridge Loan has been funded (other than as a result of failure of the Lenders to fulfill their obligations hereunder), and (B) the termination of the Recapitalization Agreement in accordance with the terms thereof. No such termination of such commitment shall affect your obligations under Sections 5 and 6 hereof or this Section 7, which shall survive any such termination.

                  Section 8. ASSIGNMENT; SYNDICATION. This letter shall not be assignable by any party hereto without the prior written consent of the other parties (other than, in the case of the Lenders, to an affiliate of such Lender, it being understood that any such affiliate shall be subject to the restrictions set forth in this Section 8); PROVIDED, HOWEVER, that the Lenders shall have the right, in their sole discretion, to syndicate the Bridge Loan and their commitment with respect thereto among banks or other financial institutions or qualified institutional buyers

(as defined in Rule 144A under the Securities Act) pursuant to the Financing Documentation or otherwise and to sell, transfer or assign all or any portion of, or interests or participations in, the Bridge Loan and their commitment with respect thereto and any notes issued in connection therewith; PROVIDED, FURTHER, that BTCO shall be the book-running syndication agent and any syndication shall reduce the Lenders' respective commitments on a pro rata basis. You and the Acquired Business agree to use your reasonable best efforts, whether prior to or after the funding date of any Bridge Loan, to assist the Lenders in syndicating the Bridge Loan or their commitment with respect thereto, including, without limitation, in connection with (x) the preparation of an information package regarding the Transaction, including the Information and the Projections described in Section 1 hereof, and (y) meetings and other communications with prospective Lenders, including making senior management of the Acquired Business and other representatives of you and the Acquired Business available (at mutually agreeable times) to participate in such meetings.

                  Section 9. MISCELLANEOUS. THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES GOVERNING CONFLICTS OF LAWS, AND ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS COMMITMENT LETTER IS HEREBY WAIVED. YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS COMMITMENT LETTER OR ANY MATTERS CONTEMPLATED HEREBY. This letter (including the provisions of the Indemnity Letter and the Fee Letter specifically incorporated herein) embodies the entire agreement and understanding between you and the Lenders and supersedes all prior agreements and understandings relating to the subject matter hereof. This letter may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

                  The Lenders reserve the right to employ the services of their affiliates (including the Investment Banks) in providing services contemplated by this letter and to allocate, in whole or in part, to its affiliates certain fees payable to the Lenders in such manner as the Lenders and their respective affiliates may agree in their sole discretion. You acknowledge that the Lenders may share with any of its affiliates (including the Investment Banks) and such affiliates may share with the Lenders (in each case, subject to any confidentiality agreements applicable thereto), any information related to you or your affiliates, the Acquired Business (including information relating to creditworthiness) or the Transaction.


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                                      -9-


                  If you are in agreement with the foregoing, please sign and return to the Lenders c/o BTCO at 130 Liberty Street, New York, New York 10006 the enclosed copy of this letter no later than 6:00 p.m., New York time, on June 29, 1999, whereupon the undertakings of the parties shall become effective to the extent and in the manner provided hereby. This offer shall terminate if not so accepted by you on or prior to that time.


                                      Very truly yours,

                                      BANKERS TRUST CORPORATION



                                      By:  /s/ Julie Persily
                                         ----------------------------
                                             Name:  Julie Persily
                                             Title: Managing Director


                                      THE CHASE MANHATTAN BANK




                                      By:  /s/ James P. Casey
                                         ----------------------------
                                             Name: James P. Casey
                                             Title: Managing Director


                                      NATIONSBRIDGE, L.L.C.



                                      By:  /s/ Lynne E. Wertz
                                         ----------------------------
                                             Name: Lynne E. Wertz
                                             Title: Senior Vice President





Accepted and Agreed to as of the date first above written:

BFH MERGER CORP.



By:       Anthony J. DiNovi
         --------------------------
         Name:  Anthony J. DiNovi
         Title: Chairman of the Board


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                                                                       EXHIBIT A


                       BRIDGE LOAN AND TERM LOAN FACILITY
                              SUMMARY TERM SHEET(1)

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
BORROWER:                   Big Flower Holdings, Inc. (the "Borrower").

LENDER:                     Bankers Trust Corporation, The Chase Manhattan Bank, and
                            NationsBridge, L.L.C. (the "Lenders").

AMOUNT:                     $400 million senior bridge loan (the "Bridge Loan").

MATURITY:                   The commitment shall automatically expire on December 31, 1999 if no portion of the Bridge Loan has been funded (other than as a result of failure of the Lenders to fulfill their obligations hereunder).  Any outstanding amount under the Bridge Loan will be required to be repaid (a) in full on the earlier of one year following the initial funding date of the Bridge Loan and (b) the closing date of any permanent financing sufficient to repay the
                            Bridge Loan; PROVIDED, HOWEVER, that if the Borrower has failed to raise permanent financing before the date set forth in (a)
                            above, the Bridge Loan shall be converted, subject to the
                            conditions outlined under "Conditions to Conversion of the Bridge
                            Loan," to a senior term loan facility (the "Term Loan") with a maturity of ten years.  The Borrower shall pay to the Lenders on the Conversion Date (as defined below) a cash fee as provided in the Fee Letter.

COMMITMENT AND
  FUNDING FEES:             As provided in the Fee Letter.

---------------

(1) Capitalized terms used herein and not defined herein shall have the meanings provided in the commitment letter to which this summary term sheet is attached.
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                                      -11-
TICKING FEE:                As provided in the Fee Letter.

USE OF PROCEEDS:            To fund in part the Recapitalization and to pay related fees and expenses.

INTEREST RATE:              As provided in the Fee Letter.

RANKING:                    The obligations of the Borrower under the Bridge Loan will be senior unsecured obligations of the Borrower and will rank (i)
                            PARI PASSU in right of payment to all senior unsecured
                            indebtedness of the Borrower and (ii) senior to any subordinated indebtedness of the Borrower.

OPTIONAL PREPAYMENT:        The Borrower may prepay the Bridge Loan or the Term Loan, in whole or in part, at any time at a redemption price equal to 100%
                            of the principal amount thereof plus accrued interest thereon;
                            PROVIDED, HOWEVER, that at such time as any amount of the Term
                            Loan bears interest at the Fixed Rate, such amount of the Term
                            Loan shall be subject to redemption restrictions and premiums typical for high yield debt securities.  No such optional
                            prepayment shall be made without the consent of the Lenders, unless all amounts owing are paid in full.

MANDATORY PREPAYMENT:       Net proceeds of sales of debt securities or equity securities,
                            (subject to exceptions to be agreed upon) in a public offering or private placement by the Borrower, shall be used to prepay the
                            Bridge Loan plus accrued interest and any other amount payable thereunder to the full extent of the net proceeds so received to the extent such net proceeds are not used to retire bank debt.
                            The Borrower will be required to make an offer to purchase all notes outstanding under

                            the Bridge Loan or the Term Loan, as the case may be, upon the occurrence of a Change of Control (to be defined) in a manner reasonably acceptable to the Lenders and the Borrower.

PARTICIPATION/ASSIGNMENT
  OR SYNDICATION
                            The Lenders may participate out or sell or assign, or syndicate to other lenders, the Bridge Loan or the Term Loan, in whole or in part, at any time, subject to compliance with applicable securities laws and section 8 of the commitment letter.

  CONDITIONS TO
  CONVERSION OF THE
  BRIDGE LOAN:              One year after the Funding Date of any portion of the Bridge Loan, unless(A) the Borrower or any significant subsidiary thereof is subject to a bankruptcy or other insolvency proceeding, (B) there exists a payment default (whether or not matured) with respect to the Bridge Loan or the Conversion Fee or (C) there exists a default in the payment when due at final maturity of any
                            indebtedness (excluding the indebtedness under the Bridge Loan)
                            of the Borrower or any of its subsidiaries in excess of $5 million for any such default or all such defaults, or the
                            maturity of such indebtedness shall have been accelerated, the
                            Bridge Loan shall convert into the Term Loan (the "Conversion
                            Date"); PROVIDED, HOWEVER, that if an event described in clause
                            (B) or (C) is continuing at the scheduled Conversion Date but the applicable grace period, if any, set forth in the events of default provision of the Bridge Loan has not expired, the
                            Conversion Date shall be deferred until the earlier to occur of
                            (i) the cure of such event or (ii) the expiration of any
                            applicable grace

                            period.

DEBT SECURITY EXCHANGE:     The Lenders may at any time after the Conversion Date, on not less than 30 days' notice to the Borrower, require that the
                            Borrower exchange the Term Loan for long-term notes which shall bear interest at the Fixed Rate, determined at such time, and shall have similar terms and conditions to high yield debt securities issued for cash in the then prevailing market and acceptable to the Lender and the Borrower and shall in addition provide customary registration rights, including, without
                            limitation, a registered exchange offer or, if not permitted by applicable law to effect an exchange offer, demand registrations.

COVENANTS:                  The Financing Documentation will contain customary affirmative and negative covenants (with customary and other agreed-upon carve-outs and exceptions), including, without limitation, restrictions on the ability of the Borrower and its subsidiaries, as applicable, to incur additional indebtedness and to incur indebtedness which is subordinated to senior debt and not
                            subordinated to the Bridge Loan or the Term Loan, pay certain dividends and make certain other restricted payments and
                            investments, impose restrictions on the ability of the Borrower's subsidiaries to pay dividends or make certain payments to the
                            Borrower, create liens, enter into transactions with affiliates, and merge, consolidate or transfer substantially all of their respective assets.  Further, during the term of the Bridge Loan, the covenants will be more restrictive than the covenants

                            applicable to the Term Loan and will include additional
                            prohibitive covenants relating to asset sales, certain
                            acquisitions, certain debt incurrences and certain other
                            corporate transactions as are customary for such financings.

REPRESENTATIONS AND
  WARRANTIES:               Customary for transactions of this type.

CONDITIONS PRECEDENT:       Customary for transactions of this type as set forth in Section 3 of the bridge loan commitment letter.

EVENTS OF DEFAULT:          Customary for transactions of this type, including, without limitation, payment defaults, covenant defaults, bankruptcy and insolvency, judgments, cross acceleration of and failure to pay at final maturity other indebtedness aggregating $5 million or more, subject to, in certain cases, notice and
                            grace provisions.

GOVERNING LAW AND FORUM:    The State of New York.

INDEMNIFICATION AND
EXPENSE REIMBURSEMENT:      Customary for transactions of this type.

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